Consent of Independent Registered Public Accounting Firm

The Board of Trustees
The Dreyfus/Laurel Tax-Free Municipal Funds:

We consent to use of our reports dated August 5, 2005 and incorporated by reference herein and to the reference to our firm under the headings “Financial Highlights” in the prospectuses and
“Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP

New York, New York
October 28, 2005